Exhibit 10.13

May [●], 2021

[insert name]

[insert address]

Dear [insert Name],

Appointment to the Board of Directors of Keypath Education International, Inc.

On behalf of the board of directors (Board) of Keypath Education International, Inc. (Company), I am pleased to confirm the terms of your appointment to the Company’s Board, as a non-executive director.

This letter will take effect on and from, but subject to, Board approval to give effect to this letter and, amongst other things, determination to proceed with the Company’s proposed initial public offering (IPO) of Chess Depositary Interests (CDIs) over shares of the Company’s Common Stock and admission of the Company to the official list of the Australian Securities Exchange (ASX) (Appointment Time) and receipt by the Company of your consent to act as a director. At that time, the Board, including you, will be asked to approve the use of the Prospectus in, and take other actions necessary to facilitate, the IPO. From the Appointment Time, the terms of this letter supersede any existing terms of appointment between you (or any of your associated entities) and the Company.

This letter will automatically terminate if the Appointment Time does not occur prior to July 31, 2021.

This letter sets out the basis of your proposed appointment and the information that we believe is relevant to you in relation to your position as a director of the Company. To confirm the terms of the appointment, please sign and return this letter, as well as your Indemnification Agreement, prior to the Appointment Time.

This letter will not create any relationship between the Company and you of employer and employee, and you will not be an employee of the Company. For the avoidance of doubt, your appointment will be as a non-executive director, and your engagement will be as independent contractor to the Company and not as an employee.

1.	Appointment and term

1.1	Your appointment as a director of the Company is subject to, and you must comply with, all requirements of this letter, the Certificate of Incorporation of the Company (Certificate), the bylaws of the Company (Bylaws), applicable laws, including the Delaware General Corporation Law (DGCL) and relevant securities laws, the Board Policies (as hereinafter defined) and, while the Company is admitted to the official list of the ASX, the Listing Rules of the ASX, relating to, inter alia, the re-election, appointment, retirement and removal of directors. Nothing in this letter is to be taken to exclude or vary the terms of the Certificate or Bylaws as they apply to you as a director of the Company.

1.2	Your appointment will commence with effect from the Appointment Time and shall continue unless and until terminated in accordance with the requirements set forth herein.

1.3	In accordance with corporate governance best practices, the Company recognizes that the performance of the Board, including the non-executive directors on the Board, must be reviewed and assessed on a regular basis. The Board will undertake such reviews in accordance with procedures to be agreed upon by the Board from time to time.

1.4	If your appointment as a director is terminated for any reason (including because you are not re-elected to the Board), the provisions of section 11 herein apply.

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2.	Duties as a director

2.1	Once appointed as a director, you will be subject to the normal legal duties and responsibilities of a director under the DGCL. Subject to any limitations set forth in the DGCL, the Certificate or the Bylaws, the Board Policies, all powers of the Company are exercised by or under the authority of the Board and the business and affairs of the Company are managed by or under the direction of the Board. As a director your duties will include:

(a)	assuming and exercising the powers and performing the duties and work from time to time vested in or assigned to you by or with the authority of the Board;

(b)	complying in all respects with the directions and regulations given or made by the Board and complying with the Company’s policies, including corporate governance policies, as in force and as amended from time to time to the extent applicable to you;

(c)	faithfully and diligently serving the Company and its stockholders and using your best endeavors to promote the best interests of the Company and its stockholders;

(d)	affording the Group (as referred to below) with the benefit of your experience and judgment in an endeavor to ensure sound strategic and major operational decisions are made, including, but not limited to, general strategic advice, financial advice, analysis of opportunities and performance analysis;

(e)	maintaining strong communications with fellow directors and senior executives of the Company, including through telephone and email communications; and

(f)	seeking to ensure that the Company’s affairs are conducted in accordance with best corporate governance practices.

Group means the Company and its subsidiaries from time to time and, unless the context requires otherwise, includes the business and companies acquired directly or indirectly by the Company.

2.2	As a director of the Company, you shall discharge your duties, including as a member of any committee thereof, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the Company.

2.3	As a director, you are expected to:

(a)	manage, prepare for and attend all regular meetings of the Board, special meetings (if any) called during the course of the year as circumstances require, the annual meeting of shareholders and any other meetings of the Company (including any special shareholder meetings);

(b)	attend and prepare for meetings of all Board committees to which you are appointed; and

(c)	attend strategic planning sessions which may be organized from time to time.

2.4	You will be expected to travel to such offices of the Group or other locations, or participate virtually, as may be necessary or desirable in connection with your duties as a non-executive director, or as may from time to time be reasonably required by the Board in connection with your duties. You will also be expected to attend certain functions during the year at which the management of the Group will be present. If you are unable to attend any such meeting, then you should notify the other Board members in advance.

2.5	You agree to serve on the Company’s [insert applicable committees] You may also be requested to serve on one or more of the Company’s other Board committees from time to time as determined by the Board. The terms of reference of the Board committees (the committee charters and associated policies) to which you are appointed will be separately provided to you.

2.6	As a director of the Company, it is expected that you will commit sufficient time to adequately discharge your duties as a director. At times, this will include being available at short notice and may include periods where you will be asked to commit substantial amounts of time.

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3.	Fees and Other Benefits

3.1	For your duties as a non-executive director, the Company will pay you a director’s fee of A$[insert] (before income tax withholdings and deductions, if applicable) per annum. Fees will be reviewed from time to time by the Board. The director’s fee will be paid to your nominated accounts in equal monthly instalments, and may be paid by any of the subsidiaries of the Company. Any payments for a period of partial service will be pro-rated on a daily basis. Notwithstanding the foregoing, any Company payment obligations to you are contingent upon the completion of the IPO and the listing of CDIs on the official list of ASX (IPO Completion).

3.2	In addition to the director’s fee in section 3.1, if you are a member of the Company’s Audit and Risk Committee, People, Performance and Culture Committee or Nomination Committee, you will be paid an additional amount outlined below (before income tax deductions, if applicable) per annum per committee for your duties, to be calculated from the Appointment Time but also contingent upon IPO Completion:

(a)	Audit and Risk Committee: Chair - A$[insert];

(b)	Audit and Risk Committee: member - A$[insert];

(c)	People, Performance and Culture Committee: Chair - A$[insert];

(d)	People, Performance and Culture Committee: member - A$[insert];

(e)	Nomination Committee: Chair - A$[insert]; or

(f)	Nomination Committee member: A$[insert].

3.3	The fees in sections 3.1 and 3.2 include, where required by law, any minimum statutory superannuation contribution by the Company (towards a superannuation plan nominated by you) and, will be reviewed periodically by the Board. The director’s fee and superannuation, as applicable, will be paid to your nominated accounts in accordance with legislative obligations and may be paid by any of the subsidiaries of the Company.

3.4	The Company does not provide for retirement benefits for directors other than through superannuation contributions referred to in section 3.3.

3.5	If the Board determines the performance of your duties as a director requires you to commit time in excess of that referred to in section 2, then, subject to it being within the annual director’s fee pool, you may be entitled to additional fees, to be determined by the Board, to compensate you for such additional work.

4.	Expenses

4.1	The Company will reimburse you in full for all reasonable out of pocket expenses which you may properly incur in the course of performing your duties as a director in accordance with the Company’s normal procedures. This includes reimbursements for all reasonable travel expenses, accommodation or other related travel expenses.

4.2	In relation to your appointment as a non-executive director, you may, with the prior approval of the Board, be reimbursed for your reasonable legal costs in seeking separate independent legal advice about your responsibilities as a non-executive director of the Company, should circumstances arise in which it becomes necessary for you to do so.

5.	Access to information

5.1	From IPO Completion, you will be provided with reports on a monthly basis detailing the financial and operational performance of the Company and its subsidiaries. You are welcome to request such further information about any aspect of the Company or its subsidiaries or their respective operations as you may reasonably require to perform your duties as a non-executive director.

5.2	You confirm that copies of the Company’s Certificate and Bylaws (in each case as of the date of IPO Completion), a copy of the charter of each Board committee and a copy of each charter, code of conduct and policy adopted by the Board (collectively, Board Policies) have been provided to you.

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6.	Confidentiality

6.1	You acknowledge that all information concerning the organization, business dealings, finances, transactions or affairs of the Group that you acquire during your appointment is confidential to the Company. Confidential information includes Board and Board committee deliberations, Group member financial information, internal Group member reports and details of transactions or prospective transactions involving the Company or any subsidiary thereof.

6.2	You agree that you will not use or disclose, or allow to be used or disclosed, any confidential information relating to the Group members or any of their employees, customers and operations received by you, except to the extent such use or disclosure:

(a)	is in the proper performance by you of your duties;

(b)	is authorized by the prior written consent of the Company;

(c)	is of information that has already been made public by a Group member or otherwise becomes public (other than as a result of your actions in breach of your duties); or

(d)	is required by law, including the applicable rules of ASX.

6.3	You may only use the confidential information in the proper course of carrying out your duties.

6.4	You further acknowledge and agree that all confidential information of the Company or its subsidiaries received by you in the course of the exercise of your duties as a non-executive director of the Company remains the property of the Group.

6.5	The obligations set out in this section 6 will remain in full force and effect after the termination or cessation of your appointment as a non-executive director.

6.6	If your appointment is terminated or ceases for any reason, then you must (subject to the provisions of the indemnification agreement between you and the Company):

(a)	immediately return all property of the Company to the Company;

(b)	immediately return to the Company or (at the Company’s discretion) destroy all copies of confidential information; provided, however, that you may retain copies of such records necessary (i) to comply with applicable laws and regulations and (ii) to satisfy your record keeping requirements under any bona fide record keeping requirements you have in the ordinary course of business, as well as copies of confidential information that are automatically generated in the ordinary course of business through data backup and recovery systems so long as the same are not readily accessible by you or your affiliates.

(c)	delete all copies of confidential information contained on any computer, database or other electronic means of data storage;

(d)	upon request, provide written confirmation that you have complied with this section 6;

(e)	not record confidential information in any form after termination or cessation; and

(f)	if you retain any confidential information, you must ensure that you take all reasonable measures to maintain and protect the confidentiality of that information.

7.	Other directorships and requirements

7.1	During the term of your appointment as a non-executive director of the Company, you must not, without first informing the Board, accept any directorships, advisory roles or managerial positions of other companies (other than those already disclosed to the Board).

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7.2	You agree that you will not accept any such other directorships, advisory roles or managerial positions if accepting them may adversely affect your ability to commit to the affairs of the Company the time required to properly perform your duties as director of the Company.

7.3	You agree that you will not accept any such other directorships, advisory roles or managerial positions where that company is in competition with the Company or where the acceptance of such directorship, advisory roles or managerial positions might reasonably be considered to put you in a position of conflict with the interests of the Company.

7.4	You will do all things reasonably necessary (including abstaining from requesting access to particular information and abstaining from voting, if necessary) to ensure that the Company (and its subsidiaries) do not violate any mandatory legal requirements of any relevant jurisdiction applicable to the Company (or its subsidiaries).

8.	Interests, shares and share dealings

8.1	You agree to disclose to the Company all of the information required by the Company from time to time to enable the Company to give ASX completed Appendices 3X, 3Y and 3Z within the time periods allowed by ASX Listing Rule 3.19A (to the extent those rules apply to the Company). You agree to give the Company such information within the times requested by the Company from time to time.

8.2	You authorize the Company to give the information provided by you to ASX on your behalf and as your agent.

8.3	You agree to comply with the policies and procedures adopted from time to time by the Board in relation to trading in the Company’s securities by directors and senior employees of the Company.

9.	Other interests and independence

9.1	You agree promptly to disclose to the Company any matter which may give rise to a conflict between your duties as a non-executive director of the Company and any other duties or obligations which you may owe, and you agree to take such steps as the Company reasonably requires to ensure that such conflict is properly managed.

9.2	Without limiting applicable laws, the Certificate or the Bylaws, if any matter is to be discussed at a meeting of the Board or committee of the Board which could involve a conflict of interest for you, you will:

(a)	advise the Board of the conflict of interest;

(b)	not receive the relevant papers;

(c)	not be present for the portion of any meeting during which the matter is discussed; and

(d)	not participate in any decision on the matter or be informed of the decision.

Subject to applicable laws, the Certificate and the Bylaws, the Board may agree to vary or waive the provisions of this section 9.2, and may agree to accept a standing notice of conflict, in terms considered appropriate from time to time.

9.3	As of the Appointment Time, you will be classified by the Board as an independent director under the rules of the ASX. You hereby agree to notify the Company of any matters that may reasonably affect your classification as an independent director.

10.	Insurance and indemnity

10.1	You will be entitled to the benefit of any directors’ and officers’ liability insurance held by the Company from time to time. You will also be entitled to indemnification pursuant to (and subject to the conditions of) Article V of the Bylaws.

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10.2	The Company undertakes to use commercially reasonable efforts to maintain insurance, on terms reasonable for a company of the Company’s size and type, during the term of your appointment as a non-executive director.

10.3	You must promptly:

(a)	inform the Company secretary and any relevant insurer in writing upon becoming aware of any circumstances that could give rise to a claim under any insurance policy; and

(b)	inform the Company secretary in writing upon becoming aware of anything done or omitted to be done that is reasonably likely to prejudice any insurance coverage.

11.	Termination

11.1	Except as expressly set out in this letter, upon termination of your appointment as a non- executive director, for whatever reason or no reason (including your not being re-elected), you will not be entitled to any compensation for loss of office other than any outstanding fees (if any) or expenses (if any) due and payable to you in accordance with this letter at the date of such termination.

11.2	Upon termination of your appointment, for whatever reason or no reason, you will resign as a non-executive director of the Company and of any subsidiary of the Company or any other company in any way connected with the Company of which you have been appointed director.

11.3	From IPO Completion, you are requested to provide reasonable notice of any intention to resign as a non-executive director of the Company, or not to stand for re-election as a non-executive director of the Company at the scheduled time for your re-election, to assist the Company with planning for the succession of skills and experience.

11.4	If IPO Completion does not occur and if so requested by the Company, you agree to resign as a non-executive director of the Company and of any subsidiary of the Company or any other company in any way connected with the Company of which you have been appointed director.

11.5	Prior to the day before the Company’s prospectus for the IPO is lodged with Australian Securities and Investments Commission, either party will be entitled to terminate this letter with 14 days’ notice in writing to the other.

12.	Governing law and jurisdiction

This letter shall be governed by and construed in accordance with the laws of the state of Delaware. Each party irrevocably submits to the non-exclusive jurisdiction of the Court of Chancery of the state of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), and the courts competent to determine appeals from those courts, with respect to any proceedings that may be brought at any time relating to this letter.

Please confirm your agreement to these terms by signing the enclosed copy of this letter [and executing the enclosed indemnity agreement] and returning it to me.

Yours sincerely,

_______________________________

Steve Fireng, CEO and Executive Director

For and on behalf of Keypath Education International, Inc. ARBN [●]

And its Board of Directors

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ACCEPTANCE

I confirm my acceptance of my appointment as a non-executive director of Keypath Education International, Inc. in accordance with the terms and conditions contained in this letter.

Signed:

Name:

Date:

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